EXHIBIT 8.1

Form of Pepper Hamilton LLP REIT Opinion

October 27, 2005

Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, PA 19462

Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, TX 75220

Ladies and Gentlemen:

          You have requested our opinion in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 3, 2005 (the “Merger Agreement”) by and among Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Parent L.P.”), Brandywine Cognac I LLC, a Maryland limited liability company (“Merger Sub”), Brandywine Cognac II LLC, a Delaware limited liability company (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Company L.P.”) regarding the status of Parent as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes. All capitalized terms used in this opinion letter but not defined herein have the meanings given to them in the Merger Agreement.

          In connection with the opinions expressed herein, we have reviewed the Proxy Statement/Prospectus which is to be distributed to shareholders of the Company in connection with their approval of the Merger Agreement (the “Proxy Statement/Prospectus”) and the related Registration Statement on Form S-4 (the “Registration Statement”) filed by Parent with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, of which the Proxy Statement/Prospectus is a part.

          The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

          In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (1) the Registration Statement (including the documents incorporated therein by reference); (2) the Amended and Restated Declaration of Trust of Parent, as amended or supplemented through the date hereof; and (3) the Merger Agreement.

          In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Parent and Parent L.P. contained in a letter to us dated October 27, 2005 regarding their consolidated assets, operations and activities (the “Management Representation Letter”). We have not made an independent investigation or audit of the facts set forth in the Management Representation Letter or in any other document. We consequently have relied upon the accuracy of the representations as to factual matters in the Management Representation Letter. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Parent or any other person.

          We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

          (1)      Parent has been and will be operated in the manner described in the Management Representation Letter and the Registration Statement (including in the documents incorporated therein by reference);

          (2)      all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine;

          (3)      all representations made in the Management Representation Letter (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letter “to the best of knowledge,” “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

          (4) The Company qualified as a REIT under the Code for its taxable year ending December 31, 2004, and will qualify as a REIT for its taxable year ending at the Effective Time. In making this assumption, we note that Company has made representations as to its qualification for taxation as a REIT in the Merger Agreement, and that an opinion of counsel to the Company to that effect will be issued to Parent L.P. as a condition to closing under the Merger Agreement.

          Based upon, subject to the foregoing and the discussion below, we are of the opinion that:

1. Commencing with its taxable year ended December 31, 1986, Parent has, since the effective date of its REIT election, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and Parent’s proposed method of operation will enable it to continue to qualify for taxation as a REIT.

2. The discussion in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Mergers,” to the extent that it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects.

          We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. Parent’s qualification for taxation as a REIT depends upon Parent’s ability to meet, on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership. We will not review Parent’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Parent’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

          We hereby consent to the reference to our firm under the Section “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP